Exhibit  3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                GVC VENTURE CORP.



It is hereby certified that:

         1.       The  name  of  the   corporation   (hereinafter   called   the
                  "Corporation") is GVC Venture Corp.

         2. The Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article FOURTH thereof and by substituting in lieu of said paragraph the following new paragraph:

                  "FOURTH: The total number of shares which the Corporation shall have authority to issue is Fifty One Million
                  (51,000,000), of which Fifty Million (50,000,000) shall be Common Stock with a par value of one Cent ($.01) per share; and One Million (1,000,000) shall be Preferred Stock with a par value of One Cent ($.01) per share."

         3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



Signed on June 30, 2004


                                              /s/ Gordon L. Banks
                                             -----------------------------------
                                             Gordon L. Banks, President